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                          August 9, 2023

       Eric Meilstrup
       President & Chief Executive Officer
       LCNB Corp.
       2 North Broadway,
       Lebanon, Ohio 45036

                                                        Re: LCNB Corp.
                                                            Registration
Statement on Form S-4
                                                            Filed August 2,
2023
                                                            File No. 333-273606

       Dear Eric Meilstrup:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Aisha
Adegbuyi at 202-551-8754 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance
       cc:                                              Christian Gonzalez